Exhibit 99.1

January 12, 2010

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Reporters May Contact:

Lawrence Di Rita, Bank of America, 1.704.941.1460

lawrence.di_rita@bankofamerica.com

Brian Moynihan Announces Bank of America Management Team

CHARLOTTE – Brian Moynihan, chief executive officer and president of Bank of America Corporation, today announced the company’s most senior management team.

“The leadership, judgment, diverse backgrounds, and experience of this team are just what we need to execute on the best business model in our industry,” Moynihan said. “Together, we will focus on serving our customers and clients, returning our company to profitability for our shareholders, and ensuring our 300,000 outstanding fellow associates have all they need to help our company succeed.”

“Bank of America is well-positioned to assist individuals, families, and businesses of all sizes to work through the continuing economic challenges,” noted Moynihan. “This management team will not waver in our commitment to clarity, fairness, to putting the customer and client at the center of everything we do, and to working with public officials and policymakers to achieve our mutual goal of economic prosperity.”

The Bank of America management team, whose members will report directly to Moynihan, is:

Steele Alphin, chief administrative officer.

Cathy Bessant, who will become Global Technology and Operations executive. She is currently president of Global Corporate Banking.

David Darnell, president of Global Commercial Banking.

Barbara Desoer, president of Home Loans and Insurance.

Anne Finucane, global strategy and marketing officer.

Sallie Krawcheck, president of Global Wealth and Investment Management.

More

Tom Montag, president of Global Banking and Markets.

Ed O’Keefe, general counsel.

Joe Price, who will become president of Consumer, Small Business and Card Banking, which includes the company’s deposit, small business and card businesses. Price will continue to serve as chief financial officer until February 1, while the bank engages in an external search for a new chief financial officer. After February 1 and until a permanent replacement is found, Neil Cotty will serve as interim CFO.

Bruce Thompson will be chief risk officer. Thompson is currently head of Global Capital Markets. Greg Curl, current chief risk officer, will focus on key strategic partnerships critical to Bank of America’s global capabilities.

“Greg is a principal architect of one of the world’s premier financial services franchises,” continued Moynihan. “As chief risk officer, he has positioned Bank of America for strength, stability, and soundness as we continue to work through the economic challenges ahead. I have benefited from his counsel and judgment.”

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 53 million consumer and small business relationships with 6,000 retail banking offices, more than 18,000 ATMs and award-winning online banking with more than 29 million active users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

www.bankofamerica.com

###